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                                                                   EXHIBIT 10.59










                          MANAGEMENT SERVICES AGREEMENT

                                  by and among


                       Preferred Diagnostic Service, Inc.,


                            PSC Management Corp., and


                           Physicians' Specialty Corp.




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                                TABLE OF CONTENTS

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SECTION 1. KEY DEFINITIONS...............................................................................2
   1.1 GAAP..............................................................................................2
   1.2 PDS NET REVENUES..................................................................................2
   1.3 PDS SHAREHOLDERS..................................................................................2
   1.4 PRACTICE EXPENSES.................................................................................2
   1.5 STATE.............................................................................................3
SECTION 2. ADVISORY BOARD................................................................................3
   2.1 FORMATION AND OPERATION OF THE ADVISORY BOARD.....................................................3
   2.2 FUNCTIONS OF THE ADVISORY BOARD...................................................................3
SECTION 3. OBLIGATIONS OF MANAGER........................................................................5
   3.1 PROVISION OF SERVICES.............................................................................5
   3.2 OFFICES...........................................................................................5
   3.3 FURNITURE, FIXTURES AND EQUIPMENT.................................................................5
   3.4 FINANCIAL PLANNING AND GOALS......................................................................5
   3.5 BUSINESS OFFICE SERVICES..........................................................................5
   3.6 DEPOSIT OF PDS NET REVENUES.......................................................................7
   3.7 REVENUE REPORTS...................................................................................7
   3.8 SUPPORT SERVICES..................................................................................8
3.9 EXECUTIVE............................................................................................8
   3.10 PERSONNEL........................................................................................8
   3.11 PROFESSIONAL SERVICES............................................................................9
   3.12 PATIENT AND FINANCIAL RECORDS....................................................................9
   3.13 EXPANSION OF PDS.................................................................................9
   3.14 PERFORMANCE OF BUSINESS OFFICE SERVICES..........................................................9
   3.15 FORCE MAJEURE....................................................................................9
   3.16 PAYMENT OF PDS EXPENSES.........................................................................10
   3.17 BUDGETS.........................................................................................10
SECTION 4. OBLIGATIONS OF PDS...........................................................................11
   4.1 PROFESSIONAL STANDARDS...........................................................................11
   4.2 PROVIDER AND PAYOR RELATIONSHIPS.................................................................11
   4.3 RESTRICTIVE COVENANTS............................................................................11
   4.4 PROVISION OF SERVICES BY PDS.....................................................................13
SECTION 5. FINANCING MATTERS............................................................................13
   5.1 MECHANICS OF DRAWS...............................................................................13
   5.2 RECONCILIATION...................................................................................13
   5.3 TRANSFER AND ASSIGNMENT..........................................................................13
SECTION 6. TERM AND TERMINATION.........................................................................15
   6.1 TERM.............................................................................................15
   6.2 TERMINATION......................................................................................15
   6.3 REMEDIES UPON TERMINATION........................................................................16
   6.4 REPURCHASE OF EQUIPMENT AND SUPPLIES.............................................................16
   6.5 EARLY TERMINATION OF AGREEMENT...................................................................17
SECTION 7. REPRESENTATIONS AND WARRANTIES...............................................................17
   7.1 REPRESENTATIONS AND WARRANTIES OF PDS............................................................17
   7.2 REPRESENTATIONS AND WARRANTIES OF MANAGER........................................................18
SECTION 8. INSURANCE AND INDEMNITY......................................................................18
   8.1 INSURANCE TO BE MAINTAINED BY PDS................................................................18
   8.2 INDEMNIFICATION BY MANAGER.......................................................................18
   8.3 INDEMNIFICATION BY PDS...........................................................................19
   8.4 INDEMNIFICATION PROCEDURE........................................................................19
SECTION 9. ASSIGNMENT...................................................................................19
SECTION 10. COMPLIANCE WITH REGULATIONS.................................................................20
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SECTION 11. INDEPENDENT RELATIONSHIP....................................................................20
   11.1 INDEPENDENT CONTRACTOR STATUS...................................................................20
   11.2 REFERRAL ARRANGEMENTS...........................................................................21
SECTION 12. GUARANTIES BY PARENT........................................................................21
SECTION 13. NAME........................................................................................21
SECTION 14. MISCELLANEOUS...............................................................................21
   14.1 NOTICES.........................................................................................21
   14.2 ADDITIONAL ACTS.................................................................................22
   14.3 GOVERNING LAW...................................................................................22
   14.4 CAPTIONS, ETC...................................................................................22
   14.5 SEVERABILITY....................................................................................22
   14.6 CHANGES IN REIMBURSEMENT........................................................................22
   14.7 MODIFICATIONS...................................................................................23
   14.8 NO RULE OF CONSTRUCTION.........................................................................23
   14.9 COUNTERPARTS....................................................................................23
   14.10 BINDING EFFECT.................................................................................23
   14.11 ENFORCEMENT RIGHTS.............................................................................23
   14.12 COSTS OF ENFORCEMENT...........................................................................23
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                          MANAGEMENT SERVICES AGREEMENT


                  MANAGEMENT SERVICES AGREEMENT, effective as of February 1, 1999 (the "Effective Date"), by and among PREFERRED DIAGNOSTIC SERVICE, INC., a Georgia corporation ("PDS"); PSC MANAGEMENT CORP., a Delaware corporation ("Manager") and PHYSICIANS' SPECIALTY CORP., a Delaware corporation ("Parent").

                                   WITNESSETH:

         WHEREAS, Manager is a wholly-owned subsidiary of Parent and is in the business of managing healthcare entities and providing management services to such entities;

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of even date herewith among PDS, Christopher B. Holloway, Renee McPhee and Michael Fussell, Manager and Parent (the "Asset Purchase Agreement"), Manager is purchasing substantially all the assets utilized by PDS in connection with the performance of sleep diagnostic testing (the "Business");

         WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith among AENT, PDS, Christopher B. Holloway, Renee McPhee and Michael Fussell, all of the issued and outstanding stock of PDS is being conveyed to AENT;

         WHEREAS, subject to the terms and conditions of this Agreement, PDS desires PDS to engage Manager to provide management services, facilities, personnel, equipment and supplies necessary for the Business conducted by PDS, and Manager desires to accept such engagement; and

         WHEREAS, the basis for the financial considerations provided in this Agreement are derived from the revenues to be generated by PDS, the basis for which has been represented by PDS and delivered to Manager prior to the formation and agreement of such financial considerations.

         NOW THEREFORE, in consideration of the premises and the covenants contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties to this Agreement, PDS, Manager and Parent hereby agree as follows:

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SECTION 1.        KEY DEFINITIONS.

         For purposes of this Agreement, the following are certain important defined terms used in this Agreement (a complete list of defined terms is set forth on Appendix A):

         1.1 GAAP. The term "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, in such other statements by such other entity, or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the practices used by Parent and Manager.

         1.2 PDS NET REVENUES. The term "PDS Net Revenues" shall mean all revenues, computed on an accrual basis as defined by GAAP, (after taking into account adjustments for uncollectible accounts, discounts, Medicare, Medicaid, workers' compensation, professional courtesy discounts and other write-offs) generated by or on behalf of PDS or its employees as a result of services furnished to patients, whether generated from health maintenance organizations, preferred provider organizations, Medicare, Medicaid or other agreements, including, but not limited to, payments received under any capitation arrangement and the Sleep Diagnostic Services Agreement entered into September 1, 1998 by and between PDS and AENT.

         1.3 PDS SHAREHOLDER. The term "PDS Shareholders" shall mean the owner(s) of the issued and outstanding shares of PDS.

         1.4 PDS EXPENSES. The term "PDS Expenses" shall mean all expenses incurred in the operation of PDS at the Offices (as defined in Section 3.1) or otherwise, whether by Manager or by PDS, including, but not limited to: (a) depreciation (including, without limitation, depreciation on the assets acquired under the Asset Purchase Agreement), amortization, salaries, benefits and other direct costs of all employees and independent contractors of PDS, including employees of Manager leased to PDS to render services hereunder; (b) rent and other obligations under leases or subleases for the Offices and equipment used by PDS; (c) personal property taxes and intangible taxes assessed against assets used by PDS; (d) charitable contributions budgeted and approved by Manager and PDS; (e) interest expense on indebtedness of or specifically related to the operation of PDS, including, without limitation, capital expenditures; (f) utility expenses relating to the Offices; (g) twelve and one-half percent (12 1/2%) of PDS Net Revenues (as defined in Section 1.2), such amount to be retained by Manager in payment for its services and non-allocable costs incurred by Manager attributable to the provision of management services; (h) other expenses incurred by PDS or Manager in carrying out their respective obligations under this Agreement, except as otherwise provided herein; (i) any reserves reasonably deemed prudent by Manager for anticipated costs or expenses of PDS.



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         The term "PDS Expenses" shall not include, among other things: (1) any federal, state or local income taxes of PDS or Manager, or the costs of preparing federal, state or local tax returns; (2) costs associated with legal, accounting and professional services incurred by or on behalf of PDS other than as described in the first sentence of Section 3.11; (3) capital expenditures except to the extent of depreciation and amortization; or (4) any costs or expenses not designated in this Agreement as being PDS Expenses or costs and expenses designated as the responsibility of Manager.

         1.5 STATE. The term "State" shall mean the State of Georgia, which is where the offices are located.

SECTION 2.        ADVISORY BOARD.

         2.1 FORMATION AND OPERATION OF THE ADVISORY BOARD. Manager and PDS shall establish an Advisory Board responsible for advising Manager in connection with the development of management and administrative policies for the overall operation of PDS. The Advisory Board shall consist of four (4) members. Manager shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. PDS shall designate, in its sole discretion and from time to time, two (2) members of the Advisory Board. Except as may otherwise be provided, the act of a majority of the members of the Advisory Board shall be the act of the Advisory Board.

         2.2 FUNCTIONS OF THE ADVISORY BOARD. The Advisory Board shall review, evaluate and make recommendations to PDS and Manager with respect to the following matters:

                  (a) Annual Budgets. All annual capital and operating budgets prepared by Manager, as set forth in Sections 3.4 and 3.17, shall be subject to review and approval by the Advisory Board, which shall make recommendations to Manager with respect to proposed changes therein.

                  (b) Employment. The Advisory Board shall advise Manager and PDS with respect to the types of individuals required for the efficient operation of PDS.

                  (c) Strategic Planning. The Advisory Board shall make recommendations to Manager regarding the development of long-term strategic planning objectives for PDS.

                  (d) Capital Expenditures. The Advisory Board shall make recommendations to Manager regarding the priority of major capital expenditures for PDS.

                  (e) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the operations of


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PDS shall be reviewed by the Advisory Board and shall be based, in the judgment of Manager, upon economic feasibility, productivity and then-current market conditions.

                  (f) Provider and Payor Relationships. The Advisory Board shall review and advise Manager and PDS with respect to the establishment or maintenance of relationships with healthcare providers and payors.

                  (g) Additional Services. The Advisory Board shall review and make recommendations to Manager and PDS regarding the provision of additional services based upon the pricing, access to and quality of such services.

                  (h) Patient Fees, Collection Policies. At least annually, the Advisory Board shall, based upon recommendations by Manager and PDS, review and adopt the fee schedule for all healthcare services rendered by PDS.

                  (i) Advertising. The Advisory Board shall advise PDS with respect to advertising of services including design of signage, logo and letter head. All such advertising shall be in accordance with applicable law.

                  (j) Exceptions to Inclusion in PDS Net Revenues. The Advisory Board will review and make recommendations to Manager and PDS with respect to the proposed exclusion of any revenue from PDS Net Revenues.

                  (k) Grievance Referrals. The Advisory Board shall consider, review and make recommendations to Manager and PDS with respect to any matters arising in connection with the operations of PDS that are not specifically addressed in this Agreement and as to which Manager or PDS requests consideration by the Advisory Board.

                  (l) Quality Assurance and Utilization Review. The Advisory Board shall advise Manager and PDS regarding all quality assurance and utilization review programs undertaken by PDS either independently or in connection with any managed care contracts maintained by PDS, and Manger shall assist PDS in performing the quality assurance and utilization review functions of PDS in consultation with the Advisory Board.

         Notwithstanding any contrary provision of this Agreement, it is acknowledged and agreed that other than as provided in Section 2.2(a), recommendations of the Advisory Board are intended for the advice and guidance of Manager and PDS and that the Advisory Board does not have the power to bind Manager or PDS. Where discretion with respect to any matter is vested in Manager under the terms of this Agreement, Manager shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Advisory Board. Where discretion with respect to any matter is vested in PDS under the terms of this Agreement, PDS shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Advisory Board. Manager and PDS shall, however, take such


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recommendations of the Advisory Board into account in good faith in the exercise of such discretion.

SECTION 3.        OBLIGATIONS OF MANAGER.

         3.1 PROVISION OF SERVICES. PDS hereby engages Manager for the term of this Agreement, and Manager hereby accepts such engagement, to provide to PDS the business management and services, personnel, equipment and supplies provided for in this Section 3 (collectively "Management Services"). Manager shall provide the Management Services at the offices located at those locations set forth on Exhibit 3.1, or at such other place or places as may be agreed upon by the parties. The offices or such other places at which the Management Services are to be provided are referred to as the "Offices."

         3.2 OFFICES. Manager shall pay out of PDS Net Revenues all rent due from the Effective Date forward with respect to the Offices, and all costs of repairs, maintenance and improvements, telephone, electric, gas and water utility expenses, insurance, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in connection with the operations of PDS including, but not limited to, related real or personal property lease payments and expenses, taxes and insurance. Manager shall consult with PDS with respect to the condition, use and needs of the Offices, as expanded, improved or relocated from time to time. The Offices should be used by PDS and by the Manager in providing its services under this Agreement.

         3.3 FURNITURE, FIXTURES AND EQUIPMENT. Manager agrees to provide or have provided to the Offices those supplies and items of furniture, fixtures and equipment as are determined by Manager, after consultation with PDS, to be necessary and/or appropriate for PDS's operations at the Offices during the term of this Agreement (all such items of furniture, fixtures and equipment are collectively referred to hereinafter as the "FFE") subject, however, to the following conditions:

                  (a) PDS shall have the use of the FFE only during the term of this Agreement and title to the FFE shall be and remain in Parent or Manager at all times during such term.

                  (b) Manager shall be responsible for, and pay for out of PDS Net Revenues, all repairs, maintenance and replacements of the FFE, except for repairs, maintenance and replacements necessitated by the negligence of PDS, its employees and agents.

         3.4 FINANCIAL PLANNING AND GOALS. Manager will prepare, in consultation with PDS, annual capital and operating budgets reflecting, in reasonable detail anticipated revenues and sources and uses of capital for the growth of PDS.

         3.5 BUSINESS OFFICE SERVICES. PDS hereby appoints Manager as its sole and exclusive manager and administrator of all business functions and services related to



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PDS's services during the term of this Agreement. Without limiting the generality of the foregoing, in providing the Management Services, Manager shall perform the following functions:

                  (a) Manager shall evaluate, negotiate and administer all managed care contracts on behalf of PDS and shall consult with PDS on all clinical matters relating thereto.

                  (b) Manager shall provide ongoing assessment of business activity including product line analysis, outcomes monitoring and patient satisfaction.

                  (c) Manager shall be responsible for ordering and purchasing all supplies reasonably required in the day-to-day operation of PDS at the Offices.

                  (d) Manager shall make application and negotiate for the procurement of professional liability insurance in the coverage amounts set forth in Section 8.1. This coverage shall be made available to PDS. PDS, however, shall have the right to obtain coverage from an alternative provider reasonably acceptable to Manager.

                  (e) Subject to the provisions of Section 3.5(f) below, Manager shall bill and collect from payors, intermediaries and patients all professional fees for medical services and for ancillary services performed at the Offices by PDS and PDS's employees and agents. For the term of this Agreement, PDS hereby grants Manager power of attorney and appoints Manager as its true and lawful attorney-in-fact for the following purposes:

                           (i)      To bill payors, fiscal intermediaries or
patients in PDS's name, under its provider number(s) and on its behalf;

                           (ii)     To collect accounts receivable and claims
for reimbursement that are generated by such billings in PDS's name and on PDS's behalf,

                           (iii)    To place such accounts for collection,
settle and compromise claims, and institute legal action for the recovery of accounts;

                           (iv)     Following receipt by PDS to the extent
permitted by law, to take possession of payments from patients, Blue Shield, insurance companies, Medicare, Medicaid and all other payors with respect to services rendered by PDS, and PDS hereby covenants to forward such payments to Manager for deposit;

                           (iv)     To endorse in the name of PDS any notes,
checks, money orders, insurance payments and any other instruments received by PDS as payment of such accounts receivable;

                           (v)      To collect in PDS's name and on its behalf
all PDS Net Revenues;



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                           (vi)     To pledge the accounts receivable as
collateral or otherwise encumber the accounts receivable without the approval of the Advisory Board or PDS (all actions with respect to any discounting, selling or encumbering accounts receivable involving Medicare or Medicaid shall not be inconsistent with applicable laws and regulations relating thereto); and

                           (vii)    To sign checks on behalf of PDS and make
withdrawals from PDS bank accounts for payments specified in this Agreement and as requested from time to time by PDS.

                  (f) All amounts received in payment of Medicare, Medicaid, and CHAMPUS accounts receivable (if any) shall be deposited into an account in the name of and controlled by PDS (the "PDS Deposit Account") with a bank whose deposits are insured by the Federal Deposit Insurance Corporation. The PDS Deposit Account shall at all times be maintained and funds withdrawn in accordance with the provisions in the Billing Agreement for Governmental Receivables of even date herewith between Manager and PDS in the form attached hereto as Exhibit 3.5(f) and made a part hereof (the "Billing Agreement"). The PDS Deposit Account shall be maintained by Manager solely for the purpose of collecting amounts in payment of Medicare, Medicaid, and CHAMPUS accounts receivable unless otherwise expressly agreed by Manager.

         3.6 DEPOSIT OF PDS NET REVENUES. During the term of this Agreement, all PDS Net Revenues collected shall be received directly by PDS at a PDS location, and each business day PDS will transfer all collected PDS Net Revenues into a bank account as specifically directed by Manager, of which Manager or Parent shall be the owner and from which Manager or Parent shall have the sole right to make withdrawals to pay PDS Expenses on a monthly basis and, at the direction of PDS, to transfer pursuant to Section 5.1 remaining PDS Net Revenues by the fifteenth day of each month in arrears to an account designated by PDS. Manager shall maintain its accounting records in such a way as to clearly identify PDS Net Revenues from other funds of Manager. PDS and Manager hereby agree to execute from time to time such documents and instructions as shall be required by the Credit Facility Lender (as defined in Section 5.3(b)) and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any funds in the PDS Deposit Account which are not made available to Manager due to any revocation of its authority under the Billing Agreement shall be deemed delivered for purposes of this section.

         3.7 REVENUE REPORTS. Manager shall maintain revenue reports, as determined by the books and records of Manager, with respect to the operations of PDS. Revenue reports shall reflect the total gross revenues and PDS Net Revenues generated by or on behalf of PDS. Manager shall provide PDS with monthly revenue reports and shall provide a year-end revenue report for PDS within ninety (90) days after the end of each calendar year.



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         3.8      SUPPORT SERVICES. Manager shall provide all reasonable and necessary computer, management information, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, laundry, linen, janitorial and cleaning services and management services to improve efficiency and workflow systems and procedures, as determined by Manager after consultation with PDS.

         3.9 EXECUTIVE. Manager shall provide an executive to manage and administer all of the day-to-day business functions and services of PDS (the "Executive"). The Executive will be selected by Manager after prior consultation with PDS, and Manager shall determine the salary and fringe benefits of the Executive (which shall be a PDS Expense), but shall consult with PDS with respect thereto.

         3.10 PERSONNEL. Manager shall provide such personnel, including leased employees, as determined by Manager, after consultation with PDS, to be reasonably necessary for the effective operation of PDS at the Offices, subject, however, to the following:

                  (a) Manager shall provide to PDS all medical records personnel and other support personnel as requested by PDS and as shall be reasonably necessary for the operation of PDS at the Offices. As to the personnel provided under this Section 3.10(a), Manager shall determine the salaries and benefits of all such personnel, but shall consult with PDS with respect thereto. Manager shall also recommend the assignment of all such personnel to perform services at the Medical Offices; provided, however, that PDS shall have the right to approve, based primarily on professional competence, the assignment of all medical support personnel to provide services at the Offices and Manager shall, at PDS's request, reassign and replace such personnel from time to time who are not, in PDS's reasonable and good faith judgment, adequately performing the required professional services.

                  (b) Manager shall provide to PDS all business office personnel (i.e., clerical, secretarial, bookkeeping and collection personnel) reasonably necessary for the maintenance of patient records, collection of accounts receivable and upkeep of the financial books of account to the extent that same are required for, and directly related to, the operation of PDS. As to the personnel provided under this Section, Manager shall determine the salaries and fringe benefits of all such personnel, but shall consult with PDS with respect thereto.

                  (c) In exercising its judgment with regard to personnel as provided in Section 3.9 and this Section 3.10, PDS agrees not to discriminate against such personnel on the basis of race, religion, age, sex, disability or national origin.

                  (d) In recognition of the fact that personnel provided to PDS under this Agreement may perform services from time to time for others, this Agreement shall not prevent Manager from performing such services for others or restrict Manager from so using such personnel. Manager will make every effort consistent with sound business practices to honor the specific requests of PDS with regard to the assignment of such



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personnel; provided, however, that Manager hereby retains the sole and exclusive decision-making authority regarding all such personnel assignments.

         3.11 PROFESSIONAL SERVICES. Manager shall use reasonable efforts to arrange for or render to PDS such business, legal and financial management consultation and advice as may be reasonably required or requested by PDS and directly related to the operations of PDS. Manager shall not be responsible for any services requested by or rendered to any individual, employee or agent of PDS not directly related to the operations of PDS nor shall Manager be responsible for rendering any legal or tax advice or services or personal financial services to PDS or any employee or agent of PDS.

         3.12 PATIENT AND FINANCIAL RECORDS. Manager shall maintain all files and records relating to the operation of PDS including, but not limited to, customary financial records and patient files. The management of all files and records shall comply in all material respects with all applicable federal, state and local laws, statutes, rulings, orders, ordinances and regulations ("Laws"), and all files and records shall be located so that they are readily accessible for patient care, consistent with ordinary records management practices. PDS shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of the medical practice under whose direction PDS' services are provided. Manager shall have reasonable access to such records and, subject to applicable Laws and accreditation policies, Manager shall be permitted to retain true and complete copies of such records. Manager hereby agrees to preserve the confidentiality of such patient medical records and to use the information in such records only for the limited purposes necessary to perform the Management Services and, within the limits of its responsibilities hereunder, to ensure that provision is made for appropriate care for patients of PDS.

         3.13 EXPANSION OF PDS. Upon the written request of PDS, Manager will assist PDS in establishing new satellite office(s) that are commercially reasonable and beneficial to PDS, as determined by PDS and Manager to be beneficial to PDS, and in developing relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations, preferred provider organizations, and similar organizations, to assist in the continued growth and development of PDS. PDS will cooperate with Manager in such efforts and use its best efforts to assist Manager with respect thereto. Without limiting the generality of the foregoing, PDS will not enter into any agreements with respect to any such matters without the prior consent of Manager.

         3.14 PERFORMANCE OF BUSINESS OFFICE SERVICES. Manager is hereby expressly authorized to perform its business office services hereunder in whatever reasonable manner it deems appropriate to meet the day-to-day requirements of the non-medical business functions of PDS at the Offices. Manager may perform some or all of the business office functions of PDS at locations other than at the Offices.

         3.15 FORCE MAJEURE. Manager shall not be liable to PDS for failure to perform any of the services required under this Agreement in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events which are beyond the

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reasonable control of Manager for so long as such event continues and for a reasonable period of time thereafter.

         3.16 PAYMENT OF PDS EXPENSES. Manager shall pay all PDS Expenses as they become due out of PDS Net Revenues; provided, however, that Manager may, in the name of and on behalf of PDS, contest in good faith any claimed PDS Expenses as to which there is any dispute regarding the nature, existence or validity thereof. Manager shall be entitled, on a monthly basis, as a PDS Expense payable to itself, to retain from PDS Net Revenues the amount specified in Section 1.4(g) for providing services under this Agreement. PDS acknowledges and agrees that the amount to be retained by Manager pursuant to Section 1.4(g) is reasonable and fair, given the undertakings of Manager as set forth in this Agreement and the other benefits and value that accrue to PDS as a result of Manager's services under this Agreement.

         3.17     BUDGETS.

                  (a) As part of the Manager's responsibilities under this Agreement, the Manager shall prepare annual capital and operating budgets for PDS for each budget period in accordance with the provisions of this Section
3.17. As used herein, a budget period means a fiscal year of PDS unless otherwise provided.

                  With respect to each budget period following the initial budget period, the Manager shall prepare and deliver a preliminary draft of each such budget to the Advisory Board at least 30 days prior to the commencement of the budget period to which such budget relates. The Advisory Board shall provide any comments or suggested changes to such preliminary drafts to the Manager within 15 days after receipt thereof. The Manager shall then submit a revised budget to the Advisory Board for approval by the Advisory Board no later than 15 days after the end of the 15-day period referred to in the immediately preceding sentence. The Advisory Board shall then approve or disapprove of, but not modify or amend the budget within 15 days of receiving it. The foregoing time periods during which drafts of the budget are to be delivered and approved shall be subject to adjustment from time to time as determined appropriate by the Advisory Board and Manager.

                  If prior to the commencement of any budget period, the Advisory Board has not yet approved the budget, then the Manager and the Advisory Board will work diligently in good faith to obtain such approvals, and until such approvals are obtained, with respect to the budget, (i) as to any disputed line items, the immediately preceding budget period's budget shall be controlling until such time, if any, as agreement is reached on the amounts to be allocated to such disputed line items, specifically as follows: (A) non-recurring or extraordinary items shall not be continued from the budget for the immediately preceding budget period, (B) if the previous budget was for a budget period of less than 12 months, it shall be annualized, (C) all items subject to an automatic increase, such as rent and taxes, shall be budgeted at the increased rate (D) for items such as employee salaries and benefits, the total salary and benefits number shall be adjusted to take into account changes in the number and classifications of employees employed or contracted, and (ii) as to any line items which are not in dispute, the revised budgets submitted by the Manager shall control.

                  (b) The parties agree that the Manager shall have the authority and discretion to reallocate cost and expense line items within the budget, so long as the pre-tax income targets within such budgets are not adversely impacted.

SECTION 4.        OBLIGATIONS OF PDS.

         4.1 PROFESSIONAL STANDARDS. PDS shall at all times during the term of this Agreement be and remain legally organized and authorized to provide healthcare services in a manner consistent with all state and federal laws. PDS will cooperate with Manager in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with the provision of services by PDS.

         4.2 PROVIDER AND PAYOR RELATIONSHIPS. PDS shall advise Manager on matters relating to the establishment or maintenance of relationships with institutional healthcare providers and third-party payors, including, but not limited to, managed care programs, health maintenance organizations and preferred provider organizations. Without limiting the generality of the foregoing, PDS shall cooperate with Manager in the development and operation of integrated healthcare delivery systems developed from time to time by Manager for the benefit of Manager's affiliates. PDS shall not be required to sign up or contract with any particular provider.

         4.3      RESTRICTIVE COVENANTS.

                  (a) PDS acknowledges and agrees that the services to be provided by Manager hereunder are feasible only if PDS operates thriving sleep diagnostic centers. Accordingly, PDS agrees that, during the term of this Agreement, it shall not, without the prior written consent of Manager, establish, operate or provide sleep diagnostic services at any medical office, clinic or other healthcare facility within a twenty (20) mile radius of any Office (or any successor office) which provides services substantially similar to those offered by PDS at the Offices other than services at healthcare facilities in a manner consistent with past practices of PDS prior to the Effective Date.

                  (b) During the term of this Agreement and for a period of eighteen (18) months following the termination or expiration of this Agreement, PDS shall not, in the State, alone or in conjunction with any other person or entity, without the prior written consent of Manager, solicit or attempt to solicit any employee, consultant, contractor or other personnel affiliated with Manager (or who was affiliated with Manager at any point during the six months prior to termination of this Agreement) to terminate, alter or lessen that party's affiliation with Manager or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Manager.

                  (c) If this Agreement is terminated for any reason other than by PDS pursuant to Section 6.2 (b) below, PDS shall not for a period of eighteen (18) months following the effective date of such termination, engage or contract with any person, firm or entity (or group of affiliated entities) for the provision of comprehensive management services to PDS at the Offices (or at any new or replacement offices of PDS within 20 miles of any office) substantially of the kind contemplated by this Agreement.

                  (d) The intellectual and other property rights in any work product, discoveries or inventions developed or acquired by PDS or any other personnel or agents of PDS during the term of this Agreement (the "PDS IP") shall be deemed to be owned exclusively by the Manager. PDS hereby unconditionally and irrevocably transfers and assigns to Manager all rights, title and interest PDS may currently have (or in the future may have) by operation of law or otherwise in or to any PDS IP, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. PDS agrees to execute and deliver to Manager any transfers, assignments, documents or other instruments which Manager may deem necessary or appropriate to vest complete title and ownership of any PDS IP, and all associated rights, exclusively in Manager.

                  (e) PDS acknowledges and agrees that Manager's Trade Secrets and Confidential Information (both as defined below) represent a substantial investment by Manager. PDS also acknowledges and agrees that any unauthorized disclosure or use of any of Manager's Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to Manager. Except as required in order to perform PDS's obligations under this Agreement, PDS shall not, without the express prior written consent of Manager, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Confidential Information during the term of this Agreement and for a period of three (3) years after the final date of the term of this Agreement; and (ii) any Trade Secrets at any time (during or after the term of this Agreement) during which such information or data shall continue to constitute a "trade secret" under applicable law. PDS further agrees to cooperate with (and require its physicians and other personnel to comply with) any reasonable confidentiality requirements of Manager. PDS shall immediately notify Manager of any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information of Manager of which PDS becomes aware. For purposes of this Agreement "Confidential Information" shall mean valuable, non-public competitively sensitive data and information relating to Manager's or Parent's business other than Trade Secrets (which shall have the meaning given that term under applicable law) that is not generally known by or readily available to competitors of Manager, including, without limitations, computer software and management information systems provided by Manager, practice acquisition targets, strategic expansion plans, contracting and payor negotiations, managed care contracting strategies and fees, rates, exclusions and other payor contract features.

                  (f) Manager and PDS acknowledge and agree that Manager's remedy at law for any breach or attempted breach of the foregoing provisions may be inadequate and that Manager shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or attempted breach, in addition to any other remedies which might be available at law or in equity.

         4.4 PROVISION OF SERVICES BY PDS. PDS shall maintain at least the same quality and scope of health care services provided by PDS prior to the date hereof and shall use its reasonable good faith efforts to enhance PDS and to comply with all PDS budgets.


SECTION 5.        FINANCING MATTERS

         5.1 MECHANICS OF DRAWS. Following the end of each month, Manager shall make an estimate of the collection percentage ("Estimated Collection Percentage") for such month's gross PDS revenues. The Estimated Collection Percentage may vary depending on historical collection percentages, changes in fee schedules, changes in third party reimbursement, bad debt write-offs and similar adjustments. The Estimated Collection Percentage will then be applied to such month's gross PDS revenues, resulting in estimated PDS Net Revenues for such month. An amount equal to the excess of PDS Net Revenues over PDS Expenses will be transferred by Manager to PDS. In the event PDS Expenses exceed PDS Net Revenues in any month, PDS shall promptly remit the amount of such excess to Manager without setoff or reduction.

         5.2 RECONCILIATION. As soon as reasonably practicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, Manager will adjust the Estimated Collection Percentage based on actual net cash collections attributable to the gross PDS revenues for such year and shall determine actual PDS Net Revenues. In the event PDS disagrees with Manager's computation of PDS Net Revenues, it shall have the right to review, upon reasonable notice to Manager, the documents used in determining such amounts.

         5.3      TRANSFER AND ASSIGNMENT.

                  (a)      Except as otherwise provided in Section 3.5(f) and
Exhibit 3.5(f), PDS hereby exclusively and irrevocably assigns and sets over to Manager all of PDS's rights to all revenue and accounts receivable and proceeds thereof generated by PDS and PDS employees, if any, with respect to any services rendered prior to the effective date of expiration or termination of this Agreement, except as otherwise provided in this Agreement, and grants to Manager the right to retain such proceeds for its own account for application in accordance with this Agreement, and shall obtain a like assignment from all PDS employees; provided, that in the case of revenue and accounts receivable generated as a result of billing for services under Medicare or Medicaid such assignment shall only be an assignment of proceeds of accounts receivable consistent with the provisions of applicable law. PDS shall endorse any payments received on account of such services to the order of Manager and shall take such other actions as may be necessary to confirm to Manager the rights set forth in this Section 5.3(a).

         Without limiting the generality of the foregoing, it is the intent of the parties that the assignment to Manager of the rights described in Section 5.3(a) above shall be inclusive of the rights of PDS to proceeds of payment with respect to any services rendered prior to the effective date of any expiration or termination of this Agreement. PDS agrees and shall cause each PDS employee to agree, that Manager shall retain the right to collect any and all accounts receivable and claims for reimbursement relating to any such services rendered prior to the effective date of any such expiration or termination ("Pre-Termination Accounts Receivable"), and that the proceeds thereof will be transferred to Manager's account to be applied in accordance with Section 3.6 and the other provisions of this Agreement.

         In addition and as a supplement to PDS's obligations as otherwise set forth herein, PDS shall, with all deliberate speed, provide notice to Medicare and Medicaid of the change in PDS's billing agent.

                  (b) PDS acknowledges that Manager and Parent may, to the extent permitted by law, grant a security interest in the Pre-Termination Accounts Receivable and proceeds thereof to their factor(s) or lender(s) who provide senior debt financing to Manager or Parent for their general corporate needs or for working capital (whether one or more, "Credit Facility Lender"), as in effect from time to time. PDS agrees that such security interest of the Credit Facility Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by PDS or any shareholder of PDS or by any PDS employee with respect to Pre-Termination Accounts Receivable or the proceeds thereof under this Agreement. PDS further agrees, that, upon the occurrence of an event which, under the terms of such working capital credit facility, would allow the Credit Facility Lender to exercise its right to collect Pre-Termination Accounts Receivable and apply the proceeds thereof toward amounts due under such working capital credit facility, the Credit Facility Lender will succeed to all rights and powers of Manager under the powers of attorney provided for in Sections 3.5 above as if such Credit Facility Lender had been named as the attorney-in-fact therein.

                  (c) If, contrary to the mutual intent of Manager and PDS, the assignment described in this Section 5.3 shall be deemed for any reason to be ineffective, then PDS and each shareholder of PDS shall to the extent permitted by applicable Laws, effective as of the date of this Agreement, be deemed to have granted (and PDS does hereby grant, and shall cause each shareholder of PDS to grant) to Manager a first priority lien on and security interest in and to any and all interests of PDS and such shareholders of PDS in any accounts receivable generated through the operations of PDS, and all proceeds with respect thereto, to secure the payment to Manager hereunder of all PDS Expenses, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. PDS shall execute and deliver, and cause each shareholder of PDS to execute and deliver, all such financing statements as Manager may request in order to perfect such security interest. PDS shall not grant (and shall not suffer any shareholder of PDS to grant) any other lien on or security interest in or to such accounts receivable or any proceeds thereof or in or to this Agreement to any other person or entity.

SECTION 6.        TERM AND TERMINATION.

         6.1 TERM. The initial term of this Agreement shall be for a period of forty (40) years commencing on February 1, 1999 and ending on January 31, 2039. This Agreement may be extended for separate and successive five-year periods (each such five-year period referred to hereinafter as an "extended term"), under such terms and conditions as stated herein with respect to any such extended term; provided, however, that: (a) PDS and Manager mutually agree to extend the term of this Agreement and mutually agree upon the documents to be in effect during any such extended term hereto, not less than sixty (60) days prior to expiration of the initial term or extended term then in effect; and (b) PDS is not in material default hereunder on the date of commencement of the extended term.

         6.2      TERMINATION.

                  (a) Manager may terminate this Agreement, and have no further liability or obligation hereunder, upon the occurrence of one or more of the following events:

                           (i)      PDS fails to perform in a material respect
its material obligations hereunder and such failure continues for a period of forty-five (45) days after PDS's receipt of written notice specifying such failure; provided, however, that if such failure cannot be cured within forty-five (45) days, but is capable of being cured within a reasonable period of time in excess of forty-five (45) days, then Manager shall not be entitled to terminate this Agreement if PDS commences the cure of such failure within the first forty-five (45) day period and thereafter diligently and in good faith continues to prosecute such cure until completion; provided, further, that if PDS or any shareholder of PDS shall be in breach of Section 4.5(a) of this Agreement, Manager may terminate this Agreement immediately upon written notice to PDS.

                           (ii)     PDS voluntarily files a petition in
bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or PDS is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.

                           (iii)    PDS is in material breach or default under
any other written agreement with Manager, subject to any applicable notice and cure periods provided in any such agreement.

                           (iv)     Any representations and warranties made by
PDS in this Agreement prove to have been untrue or incorrect in any material respect.

                           (v)      Manager and PDS are unable, notwithstanding
diligent efforts to do so, to agree on any modifications or amendments to the then current capital and operating budgets for PDS which Manager reasonably deems to be necessary in light of the circumstances then prevailing.

                  (b) PDS may terminate this Agreement, and have no further liability hereunder, upon the occurrence of one or more of the following events:

                           (i)      Manager repeatedly fails to perform in a
material respect its material obligations hereunder and such repeated failure continues uncured for a period of forty-five (45) days after Manager's receipt of written notice specifying such failure, provided, however, that if such failure cannot be cured within forty-five (45) days, but is capable of being cured within a reasonable period of time in excess of forty-five (45) days, then PDS shall not be entitled to terminate this Agreement if Manager commences the cure of such failure within the first forty-five (45) day period and thereafter diligently and in good faith continues to prosecute such cure until completion.

                           (ii)     Manager voluntarily files a petition in
bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Manager is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.

         6.3 REMEDIES UPON TERMINATION. If this Agreement is terminated pursuant to Section 6.2, Manager's compensation under this Agreement shall be deemed earned through the date of termination and shall be paid within thirty
(30) days after the effective date of termination. If this Agreement is terminated pursuant to Sections 6.2(a)(i), 6.2(a)(iii), 6.2(a)(iv), or 6.2(b)(i) of this Agreement, the non-breaching party may pursue such other legal or equitable relief and remedies as may be available in addition to such proration.

         6.4 REPURCHASE OF EQUIPMENT AND SUPPLIES. Upon the termination of this Agreement prior to the end of the forty (40) year initial term (other than a termination by PDS pursuant to Section 6.2(b)(i)), Manager shall have the right to require PDS to repurchase all or any portion of the FFE and all then unused supplies located at the Offices or purchased by Manager for specific use at the Offices from Manager at a repurchase price equal to the then book value of the FFE and such unused supplies as reflected by Manager's (or Parent's) books and records of account, plus unamortized intangibles on Manager's or Parent's books with respect to PDS' assets. Exercise of this right by Manager shall be accomplished by written notice to PDS within thirty (30) days after the termination of this Agreement. Such notice of exercise shall also specify a time and date for a closing to be held to consummate such purchase and sale, such closing to be within ninety (90) days after the termination of this Agreement at the offices of Manager in Atlanta, Georgia, or such other location as Manager shall designate in such written notice. At the closing PDS shall purchase such FFE and unused supplies and intangibles from Manager hereunder by delivery of cash or immediately available funds, against delivery of a bill of sale from Manager transferring all its right, title or interest in or to same. The repurchase requirements contained in this paragraph are in addition to, and not in lieu of, any other rights and remedies that Manager may have under this and any other agreements or at law.

         6.5 EARLY TERMINATION OF AGREEMENT. In addition to the foregoing, in the event of termination of this Agreement prior to the fifth (5th) anniversary of the Closing Date (the "Threshold Date") for any reason other than pursuant to the provisions of Section 6.2(b), then all management fees under this Agreement which would have been paid through the Threshold Date, to the extent not yet paid, shall be immediately due and payable to Manager by PDS. Amounts payable pursuant to this paragraph are in addition to, and not in lieu of, any other rights and remedies that Manager may have under any other agreements.

SECTION 7.        REPRESENTATIONS AND WARRANTIES.

         7.1 REPRESENTATIONS AND WARRANTIES OF PDS. PDS hereby represents and warrants to Manager as follows:

         (a) ORGANIZATION AND GOOD STANDING. PDS is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. PDS has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

         (b) NO VIOLATIONS. PDS has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of PDS or any provisions of or result in the acceleration of, any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which PDS is a party, or by which it is bound. This Agreement has been duly executed and delivered by PDS and constitutes the legal, valid and binding obligation of PDS, enforceable in accordance with its terms.

         (c) FINANCIAL INFORMATION. PDS has hereto furnished Manager with complete copies of financial information about PDS which information is true and correct and presents fairly the financial results experienced by PDS for the periods set forth in such information.

         (d) PROFESSIONAL LIABILITY. PDS has not had entered against it final judgment in, or settle without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of Fifty Thousand and No/100 Dollars ($50,000.00).

         7.2 REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager hereby represents and warrants as follows:

         (a) ORGANIZATION AND GOOD STANDING. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Manager has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

         (b) NO VIOLATIONS. Manager has the corporate authority to execute, deliver and perform this Agreement and has taken all action required by law, its Articles or Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the Articles or Certificate of Incorporation or Bylaws of Manager or any provisions of or result in the acceleration of, any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which Manager is a party, or by which it is bound. This Agreement has been duly executed and delivered by Manager and constitutes the legal, valid and binding obligation of Manager, enforceable in accordance with its terms.

SECTION 8.        INSURANCE AND INDEMNITY.

         8.1 INSURANCE TO BE MAINTAINED BY PDS. PDS shall provide, or shall arrange for the provision of, and maintain throughout the entire term of this Agreement, professional liability insurance coverage on PDS in the minimum amount of Three Million and No/100 Dollars ($3,000,000.00) per occurrence and Five Million and No/100 Dollars ($5,000,000.00) annual aggregate including "tail coverage" to the extent necessary to ensure continuity of coverage. PDS shall provide to Manager written documentation evidencing such insurance coverage. PDS shall, at its sole cost and expense, pay the premium costs of all such professional liability insurance coverage during the term of this Agreement. PDS shall provide, or shall arrange for the provision of, and shall maintain throughout the entire term of this Agreement, workers' compensation insurance coverage on PDS and each of its employees and agents, in the amounts required by law. PDS shall provide to Manager written documentation evidencing such insurance coverage. PDS shall, at its sole cost and expense, pay the premium costs of all such workers' compensation insurance coverage. Manager agrees to administer and manage the above insurance.

         8.2 INDEMNIFICATION BY MANAGER. Manager shall indemnify and hold harmless PDS, its shareholders, directors, officers, agents, employees and other personnel from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees, court costs and other expenses incurred in defending against claims or otherwise connected therewith) (hereinafter a "Loss" or "Losses") resulting in any manner, directly or indirectly, from the gross negligence or willful misconduct of Manager, its directors, officers, employees, independent contractors or agents.

         8.3 INDEMNIFICATION BY PDS. PDS shall indemnify and hold harmless Manager, its shareholders, directors, officers, agents, employees and other personnel from and against any all Losses resulting in any manner, directly or indirectly, from the gross negligence, willful misconduct or professional malpractice of PDS, its shareholders, employees, independent contractors or agents.

         8.4 INDEMNIFICATION PROCEDURE. Within 60 days after an indemnified person under Section 8.2 or 8.3 (an "Indemnified Person") receives written notice of the commencement of any action or other proceeding, or otherwise becomes aware of any claim or other circumstance, in respect of which indemnification or reimbursement may be sought under Section 8.2 or Section 8.3, such Indemnified Person shall notify the Party required to indemnify hereunder (the "Indemnitor"). If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a party unless such settlement compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.


SECTION 9.        ASSIGNMENT.

         The parties hereby agree that this Agreement shall not be assigned or transferred by PDS without the prior written consent of Manager. This Agreement may be assigned, in whole or in part, by Manager, in its sole discretion, without the consent of PDS, to any parent, subsidiary or affiliate of Manager or to any person or entity that acquires all or substantially all of the assets of Manager or Parent. Notwithstanding the foregoing, PDS agrees and consents to the Manager granting to the Credit Facility Lender a security interest in all of the Manager's right, title and interest in and under this Agreement as security for the Manager's obligations under a guaranty of all of the Parent's indebtedness and other obligations owing to the Credit Facility Lender. Any such assignment shall not affect the guaranty by Parent of the obligations of Manager hereunder.


SECTION 10.       COMPLIANCE WITH REGULATIONS.

         Pursuant to Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four (4) years after termination of this Agreement, Manager shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that if it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand and No/100 Dollars ($10,000.00) or more over a twelve (12) month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which Manager may be entitled under law or regulation.


SECTION 11.       INDEPENDENT RELATIONSHIP.

         11.1     INDEPENDENT CONTRACTOR STATUS.

                  It is acknowledged and agreed that PDS and Manager are at all times acting and performing hereunder as independent contractors. Manager shall neither have nor exercise any control or direction over the methods by which PDS performs sleep laboratory services. The sole function of Manager hereunder is to provide all Management Services in a competent, efficient and satisfactory manner. Manager shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of PDS. In its management role, Manager will have only an obligation to exercise reasonable care in the performance of the Management Services. Manager shall have no liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of PDS. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

         11.2 REFERRAL ARRANGEMENTS. The parties hereby acknowledge and agree that no benefits to PDS hereunder require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Manager or any of its affiliates, to any patients of PDS, PDS's employees or agents.


SECTION 12.       GUARANTIES BY PARENT.

         To induce PDS to execute and deliver this Agreement, Parent hereby unconditionally and irrevocably guarantees to PDS the full, prompt and faithful performance by Manager of all covenants and obligations to be performed by Manager under this Agreement. This guaranty shall be a guaranty of payment, not merely collection, and unaffected by any subsequent modification or amendment of this Agreement whether or not Parent has knowledge of or consented to such modification or amendment.


SECTION 13. NAME. PDS agrees that it shall conduct its Business under the name of "PDS" or "Preferred Diagnostic Service."


SECTION 14.       MISCELLANEOUS.

         14.1 NOTICES. Any notice required or permitted by this Agreement or any agreement or document executed and delivered in connection with this Agreement shall be deemed to have been served properly if hand delivered or sent by overnight express, charges prepaid and properly addressed, or by facsimile, to the respective party to whom such notice relates at the following addresses:

                  If to PDS:

                  Preferred Diagnostic Service, Inc.
                  1359 Milstead Road, N.E.
                  Suite 102
                  Conyers, Georgia 30015
                  Attention:  President
                  Facsimile:

                  If to Manager or Parent:

                  PSC MANAGEMENT CORP.
                  1150 Lake Hearn Drive
                  Suite 640
                  Atlanta, Georgia  30342
                  Attention:  Chief Executive Officer
                  Facsimile: (404) 256-1078

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

         14.2 ADDITIONAL ACTS. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         14.3 GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State applied without giving effect to any conflicts-of-law principles.

         14.4 CAPTIONS, ETC. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. Whenever the context so requires, the singular number includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender. All Addenda and Exhibits to this Agreement are hereby incorporated into this Agreement by this reference.

         14.5 SEVERABILITY. In the event any term, covenant, condition, agreement, section or provision hereof shall be deemed invalid or unenforceable by a court of competent and final jurisdiction in the premises, the same shall be severable and this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect without such stricken provision.

         14.6 CHANGES IN REIMBURSEMENT. If Medicare, Medicaid, Blue Cross/Blue Shield or any other third party payor, or any other Federal, state or local laws, rules, regulations or interpretations, at any time during the term of this Agreement, prohibit, restrict or in any way materially and adversely change the method or amount of reimbursement or payment for services rendered by PDS pursuant to this Agreement or of the method of compensation for either party provided for in this Agreement, then the parties shall use commercially reasonable efforts to amend this Agreement to provide for payment of compensation in a manner consistent with any such prohibition, restriction or limitation and which takes into account any materially adverse change in reimbursement or payment from such third party payors for such physician services, provided such amendments are consistent with the overall economic and other objectives of the parties set forth in this Agreement.

         14.7 MODIFICATIONS. This instrument contains the entire agreement of the parties and supersedes any and all prior or contemporaneous negotiations, understandings or agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by a duly authorized officer of Manager if Manager is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought, or by PDS if PDS is the party against whom enforcement of any such waiver, change, modification, extension, discharge or termination is sought.

         14.8 NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by Manager solely as a convenience and that all parties and their counsel have read and fully negotiated all the language used in this Agreement. The parties acknowledge and agree that because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes any language, whether ambiguous, unclear or otherwise, in favor of, or against any party by reason of that party's role in drafting this Agreement.

         14.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         14.10 BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Subject to the foregoing sentence, no person not a party hereto shall have any right under or by virtue of this Agreement.

         14.11 ENFORCEMENT RIGHTS. PDS acknowledges that both PDS and Manager will be directly or indirectly affected by the enforcement of PDS's rights against third parties and by PDS's enforcement of the rights of third parties the enforcement rights of which were delegated to PDS by such third parties, and that Manager may need from time to time to take legal action against third parties to enforce such rights. Therefore, PDS hereby appoints Manager its nonexclusive true and lawful attorney-in-fact to enforce any and all rights of PDS, other than any rights PDS may have against Manager, and to enforce the rights of third parties the enforcement rights of which were delegated to PDS by such third parties, to the extent not contrary to applicable law. PDS agrees to execute any instrument reasonably requested by Manager to evidence such appointment or to reappoint Manager as such attorney-in-fact upon any termination of the appointment made hereby. Such appointment is coupled with an interest and irrevocable.

         14.12 COSTS OF ENFORCEMENT. If either party files suit in any court against the other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

         IN WITNESS WHEREOF, PDS, Manager and Parent have duly executed this Agreement on the day and year first above written.


PSC MANAGEMENT CORP.                PREFERRED DIAGNOSTIC SERVICE, INC.



By: /s/ Gerald R. Benjamin          By: /s/ Christopher B. Holloway
   --------------------------          ----------------------------
Title: Vice President               Title: President
      -----------------------             -------------------------


PHYSICIANS' SPECIALTY CORP.


By: /s/ Gerald R. Benjamin
   --------------------------
Title: Vice Chairman
      -----------------------

                                   APPENDIX A

                                   DEFINITIONS

Defined Term                               Section
------------                               -------

Asset Purchase Agreement                               Background
Confidential Information                                   4.5(e)
Credit Facility Lender                                     5.3(b)
Effective Date                                           Preamble
Estimated Collection Percentage                               5.1
Executive                                                     3.9
FFE                                                           3.3
GAAP                                                          1.2
Indemnified Person                                            8.4
Laws                                                         3.12
Management Services                                           3.1
Manager                                                  Preamble
Offices                                                       3.1
PDS Net Revenues                                              1.2
Parent                                                   Preamble
PDS                                                      Preamble
PDS IP                                                     4.5(d)
PDS Expenses                                                  1.6
State                                                         1.7

                                 EXHIBIT 3.5(f)

                                BILLING AGREEMENT
                                       for
                            GOVERNMENTAL RECEIVABLES



         THIS BILLING AGREEMENT ("Agreement") is entered into this _____ day of __________, 1998, by and between PSC MANAGEMENT CORP., a Delaware corporation ("Manager"), and PREFERRED DIAGNOSTIC SERVICE, INC., a Georgia corporation ("PDS").

                                   WITNESSETH:

         WHEREAS, the parties entered into a Management Services Agreement as of even date herewith (the "Service Agreement"), under which Manager provides certain management services to PDS, including billing and collection services for Medicare, Medicaid and CHAMPUS receivables; and,

         WHEREAS, the parties wish to set forth in detail the mechanisms under which Manager provides and is compensated for such billing services.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

         1. Appointment and Authority. Manager shall, on behalf of PDS, bill and collect from Medicare, Medicaid and CHAMPUS the professional fees for medical services rendered by PDS to Medicare, Medicaid and CHAMPUS patients. PDS hereby appoints Manager for the term hereof to be PDS's true and lawful attorney-in-fact for the following purposes:

                  a. to bill Medicare, Medicaid and CHAMPUS in the name and on behalf of PDS;

                  b. to collect all accounts receivable resulting from such billings in the name and on behalf of PDS;

                  c. to take possession of and endorse in the name and on behalf of PDS any notes, checks, money orders, electronic payments, and other forms of payment of such accounts receivable;

                  d. to deposit all such amounts collected, including electronic payments, into an account owned by PDS (the "PDS Deposit Account") with a bank whose deposits are insured by the Federal Deposit Insurance Corporation, which account shall at all times be maintained in accordance with the provisions of
                           Section 2 below; and,

                  e. to withdraw funds from the PDS Deposit Account in accordance with the provisions of Section 2 below on behalf and in the name of PDS for the payment of PDS Expenses, and remittance of funds to PDS as provided in Section 5.1 of the Service Agreement.

         2.       PDS Deposit Account.

                  a. Manager shall have access to the PDS Deposit Account solely for the purpose of paying PDS Expenses incurred by or on behalf of PDS, including the payment of Manager's fee, in accordance with the terms of the Service Agreement. PDS agrees to execute and deliver to the bank any and all documents necessary to evidence or effect the special power of attorney granted to Manager in accordance with
                           Section 1 above.

                  b. Medicare and Medicaid payments shall be deposited directly to the PDS Deposit Account. PDS and Manager hereby agree that if any Medicare and Medicaid payments are received by Manager on behalf of PDS, such amounts shall be forwarded to the PDS Deposit Account for deposit. Funds from the PDS Deposit Account will only be drawn in the name of PDS. PDS hereby agrees that this payment arrangement will continue in effect only so long as PDS has sole control of the PDS Deposit Account, and the bank is subject only to PDS's instructions regarding the PDS Deposit Account.

                  c. In the event that PDS revokes Manager's right to withdraw funds from the PDS Deposit Account, or if PDS withdraws funds from the PDS Deposit Account or takes any other actions with respect to the PDS Deposit Account (unless such actions are required by applicable law) without first obtaining the approval of the Advisory Board in accordance with the Service Agreement (it being understood that all proceeds are intended to be paid over to Manager to pay PDS Expenses and repay any advances made by Manager in accordance with the Service Agreement), and if any such actions remain uncured after notice and ten (10) days opportunity to cure, such actions shall constitute grounds for immediate termination of this Agreement and the Service Agreement as a "PDS Event of Default" thereunder, and PDS shall immediately reimburse and indemnify Manager for all costs and damages sustained as a result of such breach by PDS. PDS hereby acknowledges that PDS has granted to Manager a security interest in PDS's cash proceeds from all collections covered by this

                           Agreement in accordance with Section 5.3 of the Service Agreement. PDS further agrees in the event PDS revokes Manager's right to withdraw funds from the account that PDS shall be deemed to have received any and all amounts retained in the PDS Deposit Account when determining the amount to be remitted by Manager to PDS under Section 5.1 of the Service Agreement.

         3. Compensation. As reimbursement for services provided under the Service Agreement and this Agreement, Manager shall receive the fees set forth in Sections 1.6(g) and 3.17 of the Service Agreement. The parties have agreed to such fees at arms' length and have determined that such fees represent fair market value for the services provided hereunder and under the Service Agreement.

         4. Construction of Terms. The terms of the Service Agreement shall, to the fullest extent reasonably possible, be construed so as to be consistent with the terms of this Agreement, and all capitalized terms herein shall, except as otherwise expressly provided herein, have the same definitions as set forth in the Service Agreement. In the event of any ambiguity or inconsistency between the terms and conditions of this Agreement and the Service Agreement, the terms and conditions of this Agreement shall govern.

         5. Changes in Reimbursement Laws and Regulations. In the event of changes in laws and regulations that would cause any portion of this Agreement to be illegal or unenforceable, the parties shall promptly amend this Agreement as necessary to comply with such laws and regulations.

         6. Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries. Without limitation of the foregoing, Manager shall have the same rights to assign this Agreement as provided in Section 9 of the Service Agreement with respect to assignment of the Service Agreement.

         7. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws designated to govern the terms of the Service Agreement.

         8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         9. Amendments. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and any such written modifications or amendments shall be attached hereto.

         10. Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile and reputable overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

         If to Manager or Parent:

                  PHYSICIANS' SPECIALTY CORP.
                  1150 Lake Hearn Drive, Suite 640
                  Atlanta, Georgia  30342
                  Attention:  Chief Executive Officer
                  Facsimile:  (404) 256-1078
                  Telephone:  (404) 256-7535

         With a copy of each notice directed to Manager or Parent to:

                  Richard H. Brody
                  Troutman Sanders LLP
                  5200 NationsBank Plaza
                  600 Peachtree Street, N.E.
                  Atlanta, Georgia  30308-2216
                  Facsimile:  (404) 885-3995
                  Telephone:  (404) 885-3109

         If to PDS:

                  Preferred Diagnostic Service, Inc.
                  1359 Milstead Road, N.E.
                  Suite 102
                  Conyers, Georgia 30015
                  Attention:  Chief Executive Officer
                  Facsimile:


         with a copy of each notice directed to PDS to:

                  Robert Goldberg, Esq.
                  Ellis, Funk, Goldberg, Labovitz & Dobson
                  3490 Piedmont Road
                  Suite 400
                  Atlanta, Georgia  30305
                  Facsimile:  (404)233-2188
                  Telephone:  (404)233-2800

or such other address as shall be furnished in writing by any party to the other party. All such notices shall be considered received when hand delivered or one business day after delivery to the overnight courier.

         11. Additional Acts. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         12. Captions, etc. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. All Addenda and Exhibits to this Agreement are hereby incorporated into this Agreement by this reference.

         13. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                             PDS:

                                             PREFERRED DIAGNOSTIC SERVICE, INC.

                                             By: /s/ Christopher B. Holloway
                                                 ------------------------------

                                             Title: President
                                                    ---------------------------

                                             MANAGER:

                                             PSC MANAGEMENT CORP.

                                             By: /s/
                                                 ------------------------------

                                             Title: Vice President
                                                    ---------------------------